Westbury Bancorp Announces Results for the Quarter and Year Ended September 30, 2014

West Bend, WI, November 14, 2014 (PR Newswire)- Westbury Bancorp, Inc. ( NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $227,000 for the fourth quarter ended September 30, 2014, compared to net income of $69,000 for the quarter ended June 30, 2014, and net income of $217,000 for the fourth quarter ended September 30, 2013. The net loss for the year ended September 30, 2014 was $1.4 million compared to net income of $938,000 for the year ended September 30, 2013.
Ray Lipman, Chairman, President and CEO said, "Our performance for the most recent quarter and year reflect our ongoing efforts to grow commercial and residential loans and related deposits. We have also continued to reduce non-performing assets and operating expenses, and increase service fee income. We believe that our efforts will yield continuing improvement in earnings in the future as we maintain our focus on growth in loans and non-interest income, while holding the line on operating expenses."
Highlights for the quarter include:

•
During the three months ended September 30, 2014, our net loan portfolio grew by $36.1 million, or 37.9% annualized growth, compared to $24.1 million, or 26.7% annualized growth for the three months ended June 30, 2014. The portfolio growth consisted primarily of commercial business and commercial real estate loans. This growth resulted in an increase in interest income of $320,000 for the three months ended September 30, 2014 compared to the three months ended June 30, 2014 and $230,000 compared to the three months ended September 30, 2013.

•
Our net interest margin was 3.55% for the three months ended September 30, 2014 compared to 3.41% for the three months ended June 30, 2014. The yield on interest-earning assets increased by 15 basis points, primarily due to the loan growth experienced during the quarter, while the cost of funds increased by 1 basis point.

•	We continue to add local, experienced, well-known bankers to our team of experienced commercial lenders which has resulted in new loan and deposit business for the Bank.

•
Our non-performing assets have been reduced to $3.8 million, or 0.67% of total assets, at September 30, 2014, compared to $5.0 million, or 0.90% of assets, at June 30, 2014 and $5.5 million, or 1.01% of assets, at March 31, 2014.

•
Our classified assets have been reduced to $6.5 million, or 1.14% of total assets, at September 30, 2014, compared to $10.3 million, or 1.86% of total assets, at June 30, 2014 and $10.7 million, or 1.96% of total assets, at March 31, 2014.

•
Annualized net charge-offs remained low at 0.17% for the three months ended September 30, 2014, compared to net recoveries of 0.16% for the three months ended June 30, 2014, and net charge-offs of 0.05% for the three months ended March 31, 2014, 0.79% for the three months ended December 31, 2013 and 0.44% for the three months ended September 30, 2013.

•
Recurring operating expenses increased slightly to $5.4 million for the three months ended September 30, 2014 from $5.3 million for the three months ended June 30, 2014. This was the result of a $201,000 increase in salaries and employee benefits expense related to the implementation of our equity incentive plan at the end of June. Without this new expense, recurring operating expense decreased by $42,000 quarter over quarter. Compared to the three months ended March 31, 2014, recurring operating expenses decreased by $329,000 in the fourth quarter as we began to experience cost savings related to the branches we closed earlier this year and a reduction in FDIC insurance premiums.

•
In August 2014, the Company completed a program to repurchase 250,000 shares of its stock and announced a program to repurchase up to an additional 250,000 shares of its stock. Through September 30, 2014, we purchased 21,296 shares under the second program at an average price of $15.13 per share. In total, under the two repurchase programs, we have repurchased 271,296 shares at an average price of $15.12 per share through September 30, 2014. We believe our common stock is an attractive value at current trading prices and that the deployment of a portion of the Company’s capital into this investment is warranted.

Highlights for the year include:

•	During the year ended September 30, 2014, our net loan portfolio grew by $74.1 million, or 21.6%, consisting primarily of multifamily and commercial real estate loans.

•
Our net interest margin was 3.47% for the year ended September 30, 2014 compared to 3.71% for the year ended September 30, 2013. While the net interest margin for the year was lower than 2013, our progress in growing the loan portfolio, which primarily occurred during the second half of the year, has our net interest margin trending higher than the average for the year reflects.

•
Our non-performing assets have been reduced to $3.8 million, or 0.67% of total assets, at September 30, 2014, compared to $10.4 million, or 1.92% of assets, at September 30, 2013. Classified assets have decreased to $6.5 million, or 1.14% of assets, at September 30, 2014, compared to $11.6 million, or 2.13% of assets, at September 30, 2013. Net charge-offs were 0.20% for the year ended September 30, 2014, compared to 1.05% for the year ended September 30, 2013. These improvements allowed us to reduce our loan loss provisions to $550,000 for the year ended September 30, 2014 compared to $1.4 million for the year ended September 30, 2013.

•
Deposits increased $14.0 million, or 3.16%, for the year to $454.9 million at September 30, 2014 from $441.0 million at September 30, 2013. The growth in deposits was evenly split between transactions accounts, which grew $7.3 million, and certificates of deposit, which grew $6.7 million. Transaction accounts as a percentage decreased slightly to 78.8% at September 30, 2014 from 79.7% at September 30, 2013. Our cost of funds improved to 0.36% for the year ended September 30, 2014 from 0.46% for the year ended September 30, 2013.

•
The net loss for the year ended September 30, 2014 was attributable to valuation adjustments on, and costs related to the closing of, three branch offices which we decided to close during the quarter ended March 31, 2014 and to the subsequent sale of related real estate held for sale. The financial impact of these closings was a loss, net of income taxes, of $1.8 million. We believe that the closing and consolidation of these branches will result in reduced operating expenses in the future.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. became the holding company for Westbury Bank as a result of the completion on April 9, 2013 of the conversion of WBSB Bancorp, MHC, the former mutual holding company of the Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.

Westbury Bank is an independent community bank with over $555 million in assets. It is the largest bank, and only publicly traded bank, headquartered in Washington County. Westbury Bank serves communities in Washington and Waukesha Counties through its nine full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
____________________________________
WEBSITE: www.westburybankwi.com
Contact:    Ray Lipman-Chairman, President and CEO
Kirk Emerich-Senior Vice President and CFO
262-334-5563

	At or For the Three Months Ended:
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Selected Financial Condition Data:
Total assets	$568,695	$556,477	$547,494	$535,588	$543,282
Loans receivable, net	416,874	380,795	356,880	346,411	342,780
Allowance for loan losses	4,072	4,039	3,898	3,743	4,266
Securities available for sale	90,346	100,203	96,407	108,915	105,705
Total liabilities	482,208	467,782	457,894	444,886	452,680
Deposits	454,928	448,977	451,378	438,625	440,978
Stockholders' equity	86,487	88,695	89,600	90,702	90,602

Asset Quality Ratios:
Non-performing assets to total assets	0.67%	0.90%	1.01%	1.15%	1.92%
Non-performing loans to total loans	0.34%	0.52%	1.23%	1.41%	2.52%
Total classified assets to total assets	1.14%	1.86%	1.96%	2.04%	2.13%
Allowance for loan losses to non-performing loans	284.76%	202.05%	87.91%	75.56%	48.79%
Allowance for loan losses to total loans	0.97%	1.05%	1.08%	1.07%	1.24%
Net charge-offs to average loans (annualized)	0.17%	(0.16)%	0.05%	0.79%	0.44%

Capital Ratios:
Average equity to average assets	15.39%	16.15%	16.65%	16.62%	16.54%
Equity to total assets at end of period	15.21%	15.94%	16.37%	16.94%	16.68%
Total capital to risk-weighted assets (Bank only)	16.18%	17.20%	17.98%	18.98%	18.85%
Tier 1 capital to risk-weighted assets (Bank only)	15.17%	16.13%	16.88%	17.91%	17.64%
Tier 1 capital to average assets (Bank only)	11.13%	11.38%	11.52%	12.23%	12.01%

	Three Months Ended		Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Selected Operating Data:
Interest and dividend income	$4,822	$4,592	$18,322	$18,958
Interest expense	420	452	1,637	2,121
Net interest income	4,402	4,140	16,685	16,837
Provision for loan losses	200	80	550	1,380
Net interest income after provision for loan losses	4,202	4,060	16,135	15,457
Service fees on deposit accounts	1,089	1,067	4,189	4,236
Gain on sale of loans, net	47	30	214	1,971
Servicing fee income, net of amortization and impairment	47	125	399	298
Insurance and securities sales commissions	63	198	322	845
Rental income from real estate operations	150	123	621	590
Other non-interest income	151	49	499	1,038
Total non-interest income	1,547	1,592	6,244	8,978

Recurring non-interest expense	5,448	5,316	22,158	22,499
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	(7)	—	2,209	—
Branch realignment	—	—	619	—
Reversal of deferred compensation accrual upon termination of agreement	—	—	—	(350)
Contribution to Westbury Bank charitable foundation	—	—	—	1,000
Total non-interest expense	5,441	5,316	24,986	23,149
Income (loss) before income tax expense	308	336	(2,607)	1,286
Income tax expense (benefit)	81	119	(1,172)	348
Net income (loss)	$227	$217	$(1,435)	$938

	At or For the Three Months Ended:
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Selected Operating Data:
Interest and dividend income	$4,822	$4,502	$4,472	$4,526	$4,592
Interest expense	420	394	399	424	452
Net interest income	4,402	4,108	4,073	4,102	4,140
Provision for loan losses	200	—	200	150	80
Net interest income after provision for loan losses	4,202	4,108	3,873	3,952	4,060
Service fees on deposit accounts	1,089	1,069	966	1,065	1,067
Gain on sale of loans, net	47	103	17	47	30
Servicing fee income, net of amortization and impairment	47	34	71	247	125
Insurance and securities sales commissions	63	65	99	95	198
Rental income from real estate operations	150	154	157	160	123
Other non-interest income	151	87	117	144	49
Total non-interest income	1,547	1,512	1,427	1,758	1,592

Recurring non-interest expense	5,448	5,289	5,777	5,644	5,316
Non-recurring non-interest expense items:
Valuation loss on real estate held for sale	(7)	252	1,964	—	—
Branch realignment	—	46	573	—	—
Total non-interest expense	5,441	5,587	8,314	5,644	5,316
Income (loss) before income tax expense	308	33	(3,014)	66	336
Income tax expense (benefit)	81	(36)	(1,215)	(2)	119
Net income (loss)	$227	$69	$(1,799)	$68	$217

	At or For the Three Months Ended		At or For the Year Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Selected Financial Performance Ratios:
Return on average assets	0.16%	0.16%	(0.26)%	0.17%
Return on average equity	1.03%	0.96%	(1.59)%	1.34%
Interest rate spread	3.53%	3.50%	3.45%	3.72%
Net interest margin	3.55%	3.52%	3.47%	3.71%
Non-interest expense (less restructuring expense) to average total assets	3.82%	3.88%	4.01%	4.11%
Average interest-earning assets to average interest-bearing liabilities	106.89%	104.89%	108.97%	89.68%

Per Share Data:
Net income (loss) per common share *	$0.05	$0.05	$(0.31)	$(0.06)
Average shares outstanding	4,555,540	4,742,566	4,742,566	4,731,138
Book value per share - excluding unallocated ESOP shares	$18.40	$19.15	$18.40	$19.15
Book value per share - including unallocated ESOP shares	$17.04	$17.62	$17.04	$17.62

*  Earnings per share for the year ended September 30, 2013 are adjusted to include the loss attributed to the period from April 9, 2013 through September 30, 2013 which was the period subsequent to the initial public offering for the common shares issued.

	At or For the Three Months Ended:
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Selected Financial Performance Ratios:
Return on average assets	0.16%	0.05%	(1.31)%	0.05%	0.16%
Return on average equity	1.03%	0.31%	(7.89)%	0.30%	0.96%
Interest rate spread	3.53%	3.38%	3.41%	3.47%	3.50%
Net interest margin	3.55%	3.41%	3.43%	3.49%	3.52%
Non-interest expense (less restructuring expense) to average total assets	3.82%	3.85%	4.21%	4.12%	3.88%
Average interest-earning assets to average interest-bearing liabilities	106.89%	106.77%	106.04%	105.19%	104.89%

Per Share Data:
Net income (loss) per common share	$0.05	$0.01	$(0.38)	$0.01	$0.05
Average shares outstanding	4,555,540	4,749,793	4,755,136	4,749,422	4,742,566
Book value per share - excluding unallocated ESOP shares	$18.40	$18.25	$18.84	$19.10	$19.15
Book value per share - including unallocated ESOP shares	$17.04	$16.92	$17.42	$17.64	$17.62